Exhibit 99.1
For Immediate Release
Lisa Binder, Investor Relations
712.712.4117

META FINANCIAL GROUP, INC.® ANNOUNCES RETIREMENT OF
CHAIRMAN JAMES S. HAAHR

•	J. Tyler Haahr named Chairman, remains President & CEO
•	E. Thurman Gaskill named Lead Director & Vice Chairman
•	Troy Moore named to Board of Directors

(Storm Lake, Iowa – September 27, 2011)  Meta Financial Group, Inc. ® (the “Company”) (NASDAQ: CASH) and MetaBank™, a wholly-owned subsidiary of the Company (the “Bank”), today announced the retirement of James S. Haahr as a member of the board of directors of the Company (the “Company Board”) and the board of directors of the Bank (the “Bank Board”), effective at the close of business September 30, 2011.  Effective October 1, 2011, J. Tyler Haahr, President & CEO, has been elected to the additional post of Chairman of the Company Board and the Bank Board.  E. Thurman Gaskill has been elected to serve as Vice Chairman and Lead Director of the Company Board and the Bank Board.  The Company also announced today that, effective October 1, 2011, Troy Moore III has been appointed to the Company Board and the Bank Board.

James Haahr’s retirement caps a more than 50 year career in the banking industry which be began in 1961 with a fledgling community bank.  He rose in the ranks to lead the Bank as President & CEO in 1974.  Commenting on his retirement, James Haahr said, “I step down with immense gratitude for the career I’ve spent in an industry I love, and with people that I revere.  I leave with the fullest confidence that Meta Financial Group is positioned with competent, quality people on the proper track for the future.  With great pride I can say that we have instilled the highest levels of integrity and responsibility at the Company and that those qualities will endure and flourish going forward.”

J.  Tyler Haahr, Chairman-elect, President and Chief Executive Officer of the Company and the Bank, commented, “Scores of shareholders, customers, employees and community and industry leaders – all of whom are likely more objective than I about Jim Haahr – will readily confirm that he is an iconic, pioneering figure in community banking, not only in Iowa and South Dakota, but across the nation.  His five decades of community service and his leadership of Meta Financial Group serve as an ideal and a legacy which all of us at the Company will strive to sustain.  The Board and I look forward to Jim’s continuing wise counsel for Meta Financial Group in the years ahead.”

E. Thurman Gaskill has served as a member of the Board of Directors since 1982.  He is a former state senator, and his long experience in the grain business resulted in several appointments to important Iowa state commissions and other councils.  Troy Moore joined the Company and its affiliates in 1997.  He has risen through increasingly responsible positions and now serves as Executive Vice President and Chief Operating Officer of the Company and the Bank.

This press release and other important information about the Company are available at www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary, MetaBankTM (the “Bank”).  MetaBank is a federally-chartered savings bank with four market areas:  Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by the Bank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”, the “FRB” or the “Board”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the Cease and Desist Orders entered into by the Company and the Bank with the Office of Thrift Supervision (“OTS”) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our new regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.